Exhibit 4.1

STANDARD COMMERCIAL CORPORATION

2201 Miller Road

Wilson, North Carolina 27893

(252) 291-5507

February 21, 2003

VIA FACSIMILE AND FIRST-CLASS MAIL

Wachovia Bank, N.A.

Equity Services Group—NC1153

1525 West W. T. Harris Blvd., 3C3

Charlotte, NC 28262

Attn:    Joan Kaprinski

Re: Amendment No. 1 to Shareholder Protection Rights Agreement

Ladies and Gentlemen:

Pursuant to Section 5.4 of the Shareholder Protection Rights Agreement, dated as of April 5, 1994 (the “Rights Agreement”), between Standard Commercial Corporation, a North Carolina corporation (the “Company”), and Wachovia Bank, N.A. (f/k/a First Union National Bank of North Carolina), a national banking association, as rights agent (the “Rights Agent”), the Rights Agreement is hereby amended as follows:

1.    The definition of the term “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Acquiring Person’ shall mean any Person who is a Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (i) Ery Kehaya or his spouse or any lineal descendants (including adopted descendants) of Ery Kehaya or their spouses or any trust established by or for the benefit of, or any estate of, any of the foregoing individuals, (ii) any Person who was the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock as of the close of business (as defined herein) on April 5, 1994 or who shall become the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split or by exercise of the Rights) of any additional shares of Common Stock immediately after which such person is the Beneficial Owner of 12.5% or more of the outstanding Common Stock, (iii) any Person who is the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock; provided, however, that such Person need not divest itself of such Beneficial Ownership if the Board of Directors of the Company has so notified the Person, but only until such time as the Board later notifies such Person otherwise or (iv) any Person who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option or (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person and shares of Common Stock held by any wholly-owned Subsidiary of the Company shall not be considered outstanding for purposes of determining an Acquiring Person.”

2.    The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

3.    Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

4.    This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5.    This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.    This Amendment No. 1 to the Rights Agreement shall be effective as of the execution and delivery hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

[Signature page follows]

Very truly yours,

STANDARD COMMERCIAL CORPORATION

By:	/s/ R.E. Harrison
Name:	R.E. Harrison
Title:	President and CEO

Accepted and agreed to as of the

date first specified above:

WACHOVIA BANK, N.A.

By:	/s/ Joan K. Kaprinski
Name:	Joan K. Kaprinski
Title:	Assistant Vice President